                                                                     Exhibit (i)


                         [Ropes & Gray LLP Letterhead]


April 4, 2008

WisdomTree Trust
380 Madison Avenue, 21st Floor
New York, NY 10017

Ladies and Gentlemen:

You have informed us that you intend to file a Rule 485(b) Post-Effective Amendment (the "Amendment") to your Registration Statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission for the purpose of establishing Shares of WisdomTree U.S. Current Income Fund, WisdomTree U.S. Government Current Income Fund, WisdomTree Dreyfus Australian Dollar Fund, WisdomTree Dreyfus Brazilian Real Fund, WisdomTree Dreyfus British Pound Sterling Fund, WisdomTree Dreyfus Canadian Dollar Fund, WisdomTree Dreyfus Chinese Yuan Fund, WisdomTree Dreyfus Euro Fund, WisdomTree Dreyfus Indian Rupee Fund, WisdomTree Dreyfus Japanese Yen Fund, WisdomTree Dreyfus New Zealand Dollar Fund, WisdomTree Dreyfus South African Rand Fund, WisdomTree Dreyfus South Korean Won Fund and WisdomTree Dreyfus Developing Markets Fund.

We have examined your Trust Instrument as amended to date and, as on file in the office of the Secretary of the State of Delaware, the Certificate of Trust. We are familiar with the actions taken by your Trustees to authorize the issuance and sale from time to time of your shares of beneficial interest ("Shares") at not less than the public offering price of such shares and have assumed that the Shares will be issued and sold in accordance with such action pursuant to an effective registration statement. We have also examined a copy of your By-laws and such other documents as we have deemed necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that the Shares being registered have been duly authorized and when the Shares are issued and sold the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Amendment.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP